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                                                                    EXHIBIT 10.3

                        NORTH POINTE HOLDINGS CORPORATION
                       ANNUAL INCENTIVE COMPENSATION PLAN

SECTION 1.  PURPOSE AND DURATION

            (a) Purpose. The purpose of the North Pointe Holdings Corporation Annual Incentive Compensation Plan is to provide an incentive compensation system for key employees of the Company and its Affiliates that promotes and rewards the maximization of shareholder value over the long term through the establishment of Company objectives which are deemed by the Committee to be in the best interests of the Company. The Plan is intended to provide for the payment of amounts that qualify as "performance-based compensation" under Code
Section 162(m) in order that such amounts paid to certain executive officers will not fail to be deductible by the Company for Federal income tax purposes.

            (b) Duration. The Plan is effective on June 1, 2005. The Plan shall remain in effect until terminated pursuant to the provisions of Section 12.

SECTION 2.  DEFINITIONS

            Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

            (a) "Affiliate" means any entity that, directly or through one or more intermediaries, is Controlled by, Controls, or is under common Control with, the Company. For this purpose, "Control" shall mean: (A) for a corporation, ownership of more than 50% of the combined voting power of all classes of stock entitled to vote; and (B) for a partnership or limited liability company, ownership of more than 50% of the profits or capital interest of such a business entity.

            (b) "Board" means the Board of Directors of the Company.

            (c) "Code" means the Internal Revenue Code of 1986, as amended. Any reference to a particular provision of the Code shall be deemed to include any successor provision thereto.

            (d) "Committee" means the Compensation Committee of the Board, unless the Board designates another committee of the Board to administer the Plan which committee is composed of not less than two directors, each of whom is an "outside director" within the meaning of Code Section 162(m)(4)(C).

            (e) "Company" means North Pointe Holdings Corporation, a Michigan corporation, and any successor thereto as provided in Section 13(c).

            (f) "Compensation" means with respect to a Participant, unless the Committee determines otherwise at the time an award is made, the Participant's annualized base salary at the close of the Performance Period (or date of the Participant's termination of employment in the event of his death, Retirement or Total and Permanent Disability), without regard to any deferral election then in effect.

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            (g) "Excluded Items" means any items that the Committee determines shall be excluded in fixing Performance Goals, such as any gains or losses from discontinued operations, any extraordinary gains or losses and the effects of accounting changes.

            (h) "Participant" means a key employee of the Company or an Affiliate who has been approved for participation in the Plan.

            (i) "Performance Criteria" means the target(s) established for the selected Performance Goal(s) that must be met in order for a cash payment to be made under an award. Performance Criteria may be established as a step function, a linear function, in the alternative, as a change (increase or decrease) over a period of time, or in any other manner that the Committee may determine.

            (j) "Performance Goals" means one or any combination of the following (in all cases after excluding the impact of applicable Excluded Items) as selected by the Committee:

                  (i) Return on equity for the Performance Period for the Company on a consolidated basis. (E.g., bonus to be paid CEO [or any other executive as designated by the Compensation Committee], subject to the maximum bonus amount contained in Section 8(a) hereof, if Company has an ROE of 5 to 10% with the bonus amount on a sliding scale dependent upon the level of ROE goal actually attained; or, for instance in the alternative, e.g., if the Company has an increase in ROE from the prior year of at least 10%).

                  (ii) Return on investment for the Performance Period (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company and/or (C) for any other business unit or units of the Company as defined by the Committee at the time of selection.

                  (iii) Return on net assets for the Performance Period (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company and/or (C) for any other business unit or units of the Company as defined by the Committee at the time of selection.

                  (iv) Economic value added (as defined by the Committee at the time of selection) for the Performance Period (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company and/or (C) for any other business unit or units of the Company as defined by the Committee at the time of selection. (E.g., while the outcome is uncertain, the Compensation Committee agrees to pay a bonus to general counsel of the Company if he settles a matter in controversy for at least $10 million).

                  (v) Earnings from operations for the Performance Period (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company and/or (C) for any other business unit or units of the Company as defined by the Committee at the time of selection.

                  (vi) Pre-tax profits for the Performance Period (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company

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      and/or (C) for any other business unit or units of the Company as defined by the Committee at the time of selection.

                  (vii) Net earnings for the Performance Period (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company and/or (C) for any other business unit or units of the Company as defined by the Committee at the time of selection.

                  (viii) Net earnings per share of the Company's Common Stock for the Performance Period for the Company on a consolidated basis. (E.g., CEO and CFO [or whomever the Compensation Committee designates] to receive cash bonus as determined by Compensation Committee limited by the maximum bonus as provided in Section 8(a), iF EPS increases by 10% over the prior year).

                  (ix) Working capital as a percent of net sales for the Performance Period (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company and/or (C) for any other business unit or units of the Company as defined by the Committee at the time of selection.

                  (x) Net cash provided by operating activities for the Performance Period (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company and/or (C) for any other business unit or units of the Company as defined by the Committee at the time of selection.

                  (xi) Market price per share of the Company's Common Stock for the Performance Period. (E.g., certain selected executives will each receive a bonus, limited by the maximum allowable under Section 8(a), if at the end of one year [or two years, or three years - or such other period as the Compensation Committee selects], the price of the Company's stock has increased 10% from the base date).

                  (xii) Total shareholder return for the Performance Period for the Company on a consolidated basis.

                  (xiii) Market share captured during the Performance Period.

                  (xiv) Increases in (or the combined average of increases in) revenues during the Performance Period. (E.g., CEO is to receive cash bonus if year-end corporate revenues are increased by at least 10% over the prior year.)

                  (xv) Limiting or reducing costs of the Company or any of its affiliates during the Performance Period.

            With respect to Participants who the Committee determines are not potentially subject to Code Section 162(m), the Committee may select as a Performance Goal any other measurement that it determines, including subjective goals.

            (k) "Performance Period" means the period of time that the Committee designates at the time an award is made for which the Performance Criteria will be determined.

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The Performance Period may be a Plan Year or such longer period of time as the
Committee selects.

            (l) "Plan" means the arrangement described herein, as from time to time amended and in effect.

            (m) "Plan Year" means a fiscal year of the Company, provided that with respect to an individual who becomes a Participant other than at the beginning of, or within the first 90 days following the beginning of, a fiscal year of the Company, the Committee may designate that the Plan Year for the Participant's first award is all or such portion of the fiscal year of the Company in which such award is made as the Committee selects.

            (n) "Retirement" means termination of employment from the Company and its Affiliates (without Cause) on or after attainment of age 55 with at least ten years of continuous service.

            (o) "Total and Permanent Disability" means the Participant's inability to perform the material duties of his occupation as a result of a medically-determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of at least 12 months, as determined by the Committee. The Committee may require the Participant to submit such medical evidence or to undergo a medical examination by a doctor selected by the Committee as the Committee determines is necessary in order to make a determination hereunder.

            (p) "Cause" means: (i) if the Participant is subject to an employment agreement that contains a definition of "cause", such definition;
(ii) otherwise, any of the following as determined by the Committee: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or Affiliate, or the Company's or Affiliate's code of conduct, as then in effect,
(B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an Affiliate, (C) commission of an act of dishonesty or disloyalty involving the Company or an Affiliate, (D) violation of any federal, state or local law in connection with the Participant's employment, or (E) breach of any fiduciary duty to the Company or an Affiliate.

            (q) "Inimical Conduct" means any act or omission that is inimical to the best of interests of the Company or any Affiliate, as determined by the Committee in its sole discretion, including but not limited to: (i) violation of any employment, noncompete, confidentiality or other agreement in effect with the Company or any Affiliate, (ii) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or an Affiliate, or (iii) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

SECTION 3.  GENDER AND NUMBER; SEVERABILITY

            (a) Gender and Number. Except where otherwise indicated by the context, any masculine term used herein includes the feminine, the plural includes the singular, and the singular the plural.

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            (b) Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the said illegal or invalid provision had not been include.

SECTION 4.  SELECTION OF PARTICIPANTS

            The Committee shall designate, prior to or within 90 days after the beginning of the first day of each Plan Year, which employees of the Company or an Affiliate are to become Participants for such Plan Year. Unless so designated, no employee shall have any right to be a Participant for a given Plan Year even if such employee was a Participant for a prior Plan Year. In addition, the Committee may designate as a Participant for a Plan Year an employee who is hired by the Company or a subsidiary after the beginning of a Plan Year, or an employee who receives a promotion after the beginning of a Plan Year. The Committee may also designate employees to become Participants at any time during the first fiscal year of the Company in which the Plan becomes effective.

SECTION 5.  TERMINATION OF PARTICIPATION

            The Committee may withdraw its approval for participation for a Participant at any time. In the event of such withdrawal, the employee concerned shall cease to be an active Participant as of the date selected by the Committee, the employee shall not be entitled to any payment unless the Committee determines otherwise, and the employee shall be notified of such withdrawal as soon as practicable following such action.

SECTION 6.  EMPLOYMENT REQUIREMENT; TERMINATION OF EMPLOYMENT

            No Participant shall earn an award for a Performance Period unless the Participant is employed by the Company or an Affiliate (or is on an approved leave of absence) on the last day of such Performance Period, unless employment was terminated during the Performance Period as a result of Retirement, Total and Permanent Disability or death at a time when the Participant could not have been terminated for Cause. Accordingly, no incentive award shall be paid for a Performance Period for a Participant whose employment with the Company or an Affiliate is terminated during such period for reasons other than Retirement, Total and Permanent Disability or death, unless approved by the Committee after considering the cause of the termination.

SECTION 7.  AWARDS

            (a) Grant. At the time of designating an employee to become a Participant, the Committee shall establish a formula cash award for such Participant that is earned based on the extent to which one or more Performance Criteria for the Performance Period is satisfied. The amount to be paid may be specified as a percentage of Compensation, a fixed dollar amount or in any other manner that the Committee determines.

            (b) Certification of Goals. As soon as practicable following the close of each Performance Period, the Committee shall certify in writing the extent to which the Performance

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Criteria have been satisfied. Based on this certification, the amount of the
Participant's formula cash award (if any) shall be determined by the Committee or its delegate.

            (c) Discretionary Adjustments To Formula Awards.

                  (i) Upon recommendation by the President, the Committee may approve adjustments to a Participant's formula cash award based upon the individual's performance during the Performance Period. Awards may be increased up to a maximum of 125% of the formula cash award in instances of outstanding performance and reduced to no less than 75% of the formula cash award in instances of marginal performance. Notwithstanding the foregoing, with respect to Participants who are subject to Code Section 162(m), the Committee may only exercise discretion to reduce the formula cash award. The amount payable after adjustment (if any), shall be the Participant's final cash award.

                  (ii) Notwithstanding the limitation described above, in determining the final cash award for a Participant who is not employed on the last day of the Performance Period due to death, Total and Permanent Disability or Retirement, the Committee may make such adjustments to the Participant's formula cash award as it deems equitable, including but not limited to, prorating the formula cash award based upon the number of months of the Participant's active employment for such Performance Period.

SECTION 8.  PAYMENT

            (a) Payment Following End of Performance Period. Subject to the provisions of subsection (b), a Participant's final cash award for a Performance Period shall be paid to the Participant no later than two and a half (2-1/2) months following the end of the Performance Period. Notwithstanding anything herein to the contrary, in no event may a Participant receive a payment under the Plan of more than five million dollars ($5,000,000) for a Plan Year.

            (b) Forfeiture. Notwithstanding the foregoing, no payment shall be made with respect to a Participant if, after the end of the Performance Period for which payment has accrued but before payment is made, either (i) the Company or an Affiliate terminates the Participant's employment for Cause or (ii) the Participant engages in Inimical Conduct.

SECTION 9.  RIGHTS OF PARTICIPANTS

            (a) No Funding. Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any right by virtue of an award under the Plan, that right (unless the Committee otherwise determines) shall be no greater than the right of an unsecured general creditor of the Company.

            (b) No Transfer. No Participant may assign, pledge, or encumber his/her interest under the Plan, or any part thereof, except pursuant to a will or the laws of descent and distribution.

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            (c) No Implied Rights; Employment. Nothing contained in this Plan shall be construed to:

                  (i) Give any employee or Participant any right to receive any award other than in the sole discretion of the Committee;

                  (ii) Limit in any way the right of the Company an Affiliate to terminate a Participant's or other employee's employment at any time; or

                  (iii) Be evidence of any agreement or understanding, express or implied, that a Participant or other employee will be retained in any particular position or at any particular rate of remuneration.

SECTION 10. ADMINISTRATION

            (a) General. The Plan shall be administered by the Committee. If at any time the Committee shall not be in existence, the Board shall assume the Committee's functions and each reference to the Committee herein shall be deemed to include the Board.

            (b) Authority. The Committee shall have full power and discretionary authority to: (i) administer the Plan, including but not limited to the power and authority to construe and interpret the Plan; (ii) correct errors, supply omissions or reconcile inconsistencies in the Plan; (iii) establish, amend or waive rules and regulations, and appoint such agents, as it deems appropriate for the Plan's administration; and (iv) make any other determinations, including factual determinations, and take any other action as it determines is necessary or desirable for the Plan's administration.

            (c) Decision Binding. The Committee's determinations and decisions made pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons who have an interest in the Plan or an award, and such determination and decisions shall not be reviewable.

SECTION 11. ADJUSTMENTS

            In the event of any change in the outstanding shares of the Company's Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation or exchange of shares or other similar corporate change, then if the Committee shall determine, in its sole discretion, that such change necessarily or equitably requires an adjustment in the awards then held by Participants or the Performance Goals established thereunder, such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of this Plan. No adjustment shall be made in connection with the issuance by the Company of any warrants, rights, or options to acquire additional shares of Common Stock or of securities convertible into Common Stock. Notwithstanding the foregoing, the Committee's discretion to make adjustments herein shall not be construed or exercised in a manner that would violate the provisions of Code Section 162(m) prohibiting discretion to increase the amount payable under an award.

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SECTION 12. AMENDMENT OR TERMINATION

            The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modifications, amendment, or suspension or termination may, without the consent of the Participant, reduce the right of a Participant to any payment accrued under the Plan except as specifically provided herein. Notwithstanding the foregoing, in the event of the Plan's termination, the Committee may provide that all amounts accrued to the date of termination be distributed to all Participants as soon as practicable after the date of termination or on such other date as is specified by the Committee. In addition, and without regard to the foregoing, the Board specifically reserves the right to amend the provisions of Section 8 prior to the effective date of a Change of Control without obtaining Participant consent.

            The shareholders of the Company must approve any amendment of the Plan in order for it to be effective if:

            (a) the amendment (i) increases the maximum amount of compensation payable with respect to a Participant for a Plan Year, (ii) expands the class of persons eligible to participate under the Plan, or (iii) expands the Performance Goals that may be selected for Participants who are subject to the provisions of Code Section 162(m); or

            (b) approval is otherwise required by the Code or any other applicable law or regulation.

            In addition, regardless of the foregoing, the shareholders of the Company must re-approve the Plan no later than the annual meeting of shareholders that occurs in 2011 if necessary for the Plan to maintain compliance with Code Section 162(m).

SECTION 13. MISCELLANEOUS

            (a) Tax Withholding. The Company shall have the right to deduct from all cash payments made hereunder (or from any other payments due a Participant) any foreign, federal, state, or local taxes required by law to be withheld with respect to such cash payments.

            (b) Offset. The Company shall have the right to offset from the incentive award payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant, unless prohibited by applicable state law.

            (c) Successors. All obligations of the Company under the Plan with respect to awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

            (d) Governing Law. Michigan law (without reference to conflict of law principles) and applicable federal law govern this Plan and all awards granted hereunder. Any legal action or proceeding relating in any way to this Plan shall be heard in the Oakland County (Michigan) Circuit Court or the Federal District Court for the Eastern District of Michigan sitting in Detroit, Michigan. Any such action may be heard only in a "bench" trial, and any party to

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such an action waives its right to assert a jury trial. Any legal action or proceeding relating in any way to this Plan must be brought within 365 days after the day the complaining party first knew or should have known of the events giving rise to the complaint.

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